Exhibit 10.1

October 6, 2014

Dear Jan:

On behalf of WhatsApp Inc. (the “Company” or “WhatsApp”), which will be a wholly-owned subsidiary of Facebook, Inc. (“Facebook”) following the closing of the Acquisition (as defined below), I am pleased to offer you full-time employment in the position of Chief Executive Officer of WhatsApp reporting to the Chief Executive Officer of Facebook, subject to the closing of the acquisition (the “Acquisition”) contemplated by that certain Agreement and Plan of Merger and Reorganization dated as of February 19, 2014, by and among Facebook, WhatsApp Inc. and the other parties thereto (the “Merger Agreement”). As Chief Executive Officer of WhatsApp, you will continue to lead WhatsApp and make the strategic and operational decisions customary of a Chief Executive Officer, while consulting with the Chief Executive Officer of Facebook. You shall be appointed to serve as a director of Facebook on Facebook’s Board of Directors (the “Board”) as of the closing of the Acquisition, and you hereby accept such appointment and agree to serve. You will be working out of the Company’s Mountain View office. Where the context requires, references to the “Company” or “WhatsApp” set forth in this letter refer to Rhodium Acquisition Sub II, Inc., which will be renamed “WhatsApp Inc.” following the closing of the Acquisition.
1.    Compensation.
a.    Base Pay. In this position, your base pay will be $1.00.
b.    Bonus. In this position, you will not be eligible for a bonus under Facebook’s bonus plan.
2.    Employee Benefits.
a.    Paid Time Off. Subject to Facebook’s PTO policy, you will be eligible to accrue up to twenty-one (21) days of PTO per calendar year, pro-rated for the remainder of this calendar year.
b.    Group Plans. Facebook will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, and vision, subject to any eligibility requirements imposed by such plans.
3.    Restricted Stock Units.
Pursuant to the terms of the Merger Agreement, and as a material inducement to your acceptance of our offer of employment, within two business days following the closing of the Acquisition you will be awarded 24,853,468 restricted stock units ("RSUs") subject to the terms of a non-shareholder approved equity incentive award issued in reliance on the “inducement exception” provided under Rule 5635(c)(4) of the NASDAQ Listing Rules in the form attached to this Offer

Letter as Attachment C (the “Inducement Award”). Each RSU that is awarded to you will entitle you to receive one share of Facebook Class A common stock (the “Shares”) following vesting. Facebook will cause to be filed an immediately effective Registration Statement on Form S-8 to register the Shares underlying the Inducement Award within two business days following the closing of the Acquisition.
Unlike traditional stock options, you do not need to pay any exercise price for the shares of Facebook's stock subject to the RSUs; they are simply delivered to you as a component of your compensation if and when they vest. The RSUs are subject to a four-year quarterly vesting schedule with a one-year “cliff.” If you have been continuously employed by the Company through the one-year anniversary of your RSU start date as specified in your award agreement (your “Cliff Date”), you will be entitled to receive 20% of the Shares on your Cliff Date.  After the Cliff Date, on each subsequent Quarterly Vesting Date, you will vest in (a) with respect to the first eight (8) Quarterly Vesting Dates, 1/20th of the Shares, and (b) with respect to the last four (4) Quarterly Vesting Dates, 1/10th of the Shares, provided that you have been continuously employed by the Company through such date.
Facebook has four Quarterly Vesting Dates each year: February 15th, May 15th, August 15th and November 15th.  Your RSU start date will be the first Quarterly Vesting Date following the closing date of the Acquisition.  For example, if the Acquisition closes on October 30th, your RSU start date will be November 15th.  Before any Shares are delivered to you following vesting, Facebook must satisfy its tax withholding obligations in a manner satisfactory to Facebook, which may include withholding a number of Shares with a fair market value equal to the amount Facebook is then required to withhold for taxes.  The RSUs shall be subject to the terms and conditions set forth in Schedule 5.12 of the Merger Agreement, the Inducement Award and Facebook’s policies in effect from time to time. Capitalized terms set forth above will have the meanings set forth in the Inducement Award.
Notwithstanding the foregoing, in the event that your employment with WhatsApp or Facebook is terminated by WhatsApp or Facebook without “Cause” (as defined in Schedule 5.12 of the Merger Agreement) or by you for “Good Reason” (as defined in Schedule 5.12 of the Merger Agreement) prior to the RSU start date or the vesting of some or all of the RSUs, all unvested RSUs that have been awarded to you will become vested as of the date of your termination of employment (it being understood that, for the avoidance of doubt, this sentence only applies to your grant of RSUs in connection with the transactions contemplated by the Merger Agreement).
4.    Pre-employment Conditions.
a.    Confidentiality Agreement. By signing and agreeing to this Offer Letter, you also agree to be bound by the terms and conditions of the enclosed Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). We require that you sign the Confidentiality Agreement and return it to us with this Offer Letter prior to or on your Start Date.
b.    Mutual Arbitration Agreement and Class Action Waiver. By signing and agreeing to this Offer Letter, you agree to be bound by the terms and conditions of the enclosed Mutual Arbitration Agreement and Class Action Waiver (the “Arbitration Agreement”). You attest and agree that you have reviewed the Arbitration Agreement and that you have had the opportunity to review the Arbitration Agreement with an attorney of your own choosing. Your agreement to abide by the terms of the Arbitration Agreement is a condition of your employment with WhatsApp. We require that you sign the Arbitration Agreement and return it to us with this Offer Letter prior to or on your Start Date.
c.    Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.
This offer is also contingent upon receipt of any export license or other approval that may be required under United States export control laws and regulations.  The Company is not obligated to apply for any export license or other approval that may be required, nor can we guarantee that the United States Government will issue an export license or other approval, in the event that we do file an application.

5.    No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer (except WhatsApp) or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
6.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company, except for civic and charitable business activities. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s and Facebook’s policies and procedures. The Company is an equal opportunity employer.
8.    At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or no particular reason or cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Subject to Section 3, although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by an authorized officer of the Company.
9.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement and Arbitration Agreement. Employment in this new position begins immediately following the closing of the Acquisition (the “Start Date”). This letter, and the attachments thereto, supersede and replace any prior understandings or agreements, whether oral, written or implied, between you, the Company or Facebook regarding the matters described in this letter and the attachments thereto, including the Offer Letter between you and Facebook dated as of February 19, 2014. For the avoidance of doubt, you acknowledge and agree that this letter shall not constitute a rescission that triggers rights to cash payments under Schedule 5.12 to the Merger Agreement. This letter will be governed by the laws of the state in which you are employed, without regard to its conflict of laws provisions.
Very truly yours,

WhatsApp Inc.

/s/ Mark Zuckerberg
By: Mark Zuckerberg, on behalf of the Board of Directors

ACCEPTED AND AGREED:

Jan Koum

/s/ Jan Koum
Signature

October 6, 2014
Date

Attachment A: Confidential Information and Invention Assignment Agreement
Attachment B: Mutual Arbitration Agreement and Class Action Waiver
Attachment C: Form of Inducement Award